Exhibit 99.1

ALLEGIANT TRAVEL COMPANY
SECOND QUARTER 2011 FINANCIAL RESULTS
34th Consecutive Profitable Quarter
Fully Diluted Earnings per Share of $.62

Las Vegas, Nev., August 1, 2011 /GLOBE NEWSWIRE/ – Allegiant Travel Company (NASDAQ: ALGT) today reported the following financial results for the 2nd quarter 2011 and comparisons to prior year equivalents:

Unaudited	2Q11	2Q10	Change
Total operating revenue (millions)	$200.4	$168.4	19.1%
Operating income (millions)	$20.7	$28.1	(26.2)%
Operating margin	10.3%	16.7%	-6.4pp
EBITDA (millions)	$30.9	$36.5	(15.3)%
EBITDA margin	15.4%	21.7%	-6.3pp
Net income (millions)	$11.9	$17.6	(32.0)%
Diluted earnings per share	$0.62	$0.87	(28.7)%

Scheduled Service:
Average fare - scheduled service	$91.17	$73.15	24.6%
Average fare - ancillary air-related charges	$31.45	$29.61	6.2%
Average fare - ancillary third party products	$5.68	$4.87	16.6%
Average fare - total	$128.30	$107.63	19.2%
Scheduled service passenger revenue per ASM (PRASM)(cents)	9.27	7.27	27.5%
Total scheduled service revenue per ASM (TRASM) (cents)	13.04	10.70	21.9%
Load factor	92.0%	91.8%	0.2pp

Total System*:
Operating expense per passenger	$115.24	$90.96	26.7%
Operating expense per passenger, excluding fuel	$59.81	$50.61	18.2%
Operating expense, excluding fuel per ASM (CASM ex fuel) (cents)	5.92	4.87	21.6%
*Total system includes scheduled service, fixed-fee contract and non-revenue flying

“We are very proud to report our 34th consecutive profitable quarter,” stated Maurice J. Gallagher, Jr., Chairman and CEO of Allegiant Travel Company.  “I’d like to thank our Team Members for their great efforts and contributions to another successful quarter.

“Revenues have been very strong.  Scheduled service revenues were up almost 24% versus 2nd quarter 2010 despite a reduction in capacity.  The $19 increase in revenue per passenger more than offset the $15 per passenger increase in fuel cost during the quarter.

“We are also very excited about the addition of the first 757 to our operating certificate, which occurred on July 1.  We recently began operating this 217 seat aircraft on two of our Las Vegas routes, McAllen, Texas and Rockford, Illinois and have been receiving excellent feedback from our customers.  Having the additional seats during the peak summer travel period is proving to be quite valuable.  We are now working on preparing our application to the FAA for obtaining the requisite ETOPS approvals we need in order to commence Hawaii flights which we hope to be able to begin next summer.

“The introduction of the 757, our Hawaii expansion and the previously announced MD-80 seat expansion projects are all important to the company and we are excited to see progress on all fronts.  Our Team Members have been working diligently to complete these product additions as well as continue to provide our customers with low cost access to our world class destinations,” concluded Gallagher.

Andrew C. Levy, President of Allegiant Travel Company, stated, “We are very pleased with our revenue performance during the 2nd quarter.  We produced the highest total fare in our company’s history, driven by increases in the base air fare, and both air-related and third party ancillary revenues.  A 2.6% reduction in capacity was a key factor enabling this strong revenue performance.  We have again proven we can thrive during periods of high fuel price volatility if we are prudent in how we allocate our capacity.

“Strength in revenue has continued as we enter this 3rd quarter, again aided by a tight capacity plan.  Capacity this quarter will be lower as compared with the 3rd quarter of 2010 and we again expect to post substantial increases in unit revenues as more fully described in the guidance section later in the release.

“Our current plan for the 4th quarter shows slight growth in capacity, mostly attributable to having a full quarter flying our first 757 as well as a small contribution from the presence of some re-configured MD-80 aircraft with 166 seats in the operating fleet.

“Finally, we again experienced strong growth in our third party ancillary revenue primarily resulting from greater volume and yield in hotel room sales.  Room nights grew over 12% versus the 2nd quarter last year, with almost half of the increase generated away from our traditionally strong Las Vegas market.  Growth in the third party segment is a high priority and we continue to make investments in management and technology to further that goal,” concluded Levy.

Supplemental Ancillary Revenue Information (unaudited)	2Q11	2Q10	Change
Gross ancillary revenue - third party products (000)	$29,547	$25,859	14.3%
Cost of goods sold (000)	$(20,046)	$(17,609)	13.8%
Transaction costs (a) (000)	$(1,210)	$(1,098)	10.2%
Ancillary revenue - third party products (000)	$8,291	$7,152	15.9%
As percent of gross	28.1%	27.7%	0.4pp
As percent of income before taxes	43.9%	25.7%	18.2pp
Ancillary revenue - third party products/scheduled passenger	$5.68	$4.87	16.6%
(a) includes credit card fees and travel agency commissions

Scott Sheldon, SVP and CFO of Allegiant Travel Company, stated, “During the 2nd quarter, we experienced a 27% increase in unit costs – cost per passenger was $115.24 compared with $90.96 in the 2nd quarter 2010 - but the results were as projected.  Fuel costs per passenger were 37% higher, and non-fuel per passenger costs were up by 18% or slightly more than $9.

“The increase in non-fuel unit costs was mostly due to reduced fleet utilization and $4.8 million of special items or $3.08 per passenger.  These expenses included 757 pre-operating costs, manual integrations, the retirement of one MD-87 and the write down and impairment charges related to our engine consignment program.  The increase in non-fuel per passenger costs would have been only $3.30 or 6.5% excluding these special items and if fleet utilization had remained unchanged on a year over year basis.

“Apart from fuel, we experienced the most unit cost pressure in the maintenance area due to the execution of our engine overhaul and repair strategy as we have described in the past.  We continue to project expenses between $20 and $25 million in 2011 for the overhaul of 30 to 35 engines, but the majority of these expenditures will occur in the 3rd and 4th quarters of this year.

“While our full year 2011 engine operating expense projection remains unchanged, we have increased our projection for total cash outlays.  We now expect to increase our capital expenditures to take advantage of current opportunities in the secondary engine market which will replenish our engine sparing levels and enable us to better manage the timing and costs associated with major engine overhaul events in the future.  Please see the table below for more detailed information on this area

Time period	Total engine cash outlay (millions) Cap ex + Op ex	Maintenance expense per aircraft per month (thousands) Op ex only
2009	$11.9	$103
2010	$11.0	$103
Q3 2011 est	$20 - $25	$120 - $130
Q4 2011est	$10 - $15	$125 - $135
FY 2011 est.	$45 - $55	$120 - $125
FY 2012 est.	$15 - $25	$95 - $105

“Lastly, our unrestricted cash balance (including short term investments) grew slightly during the 2nd quarter to $317 million, up $11 million from the end of the 1st quarter.  During the quarter, we repurchased approximately 34,300 shares for $1.6 million and we currently have $44.9 million in remaining board authorized authority,” concluded Sheldon.

Unaudited (millions)	6/30/11	12/31/10	Change
Unrestricted cash (including short term investments)	$317.3	$150.3	111.1%
Unrestricted cash net of air traffic liability	175.4	48.9	258.7%
Total debt	142.3	28.1	406.4%
Total shareholders equity	328.3	297.7	10.3%

	Six months ended June 30,
Unaudited (millions)	2011	2010	Change
Capital expenditures – year to date	$51.2	$63.3	(19.1)%

At this time, Allegiant Travel Company provides the following guidance to investors, subject to revision.

Guidance, subject to revision
Revenue guidance	July 2011	3rd quarter 2011
Estimated PRASM year-over-growth	+22 to 24%	+19 to 21%
Capacity guidance
System	3rd quarter 2011	4th quarter 2011	Full year 2011
Departure year-over-year growth	(5) to (1)%	+4 to 8%	0 to +4%
ASM year-over-year growth	(5) to (1)%	+5 to 9%	0 to +4%
Scheduled
Departure year-over-year growth	(8) to (4)%	+1 to 5%	0 to +4%
ASM year-over-year growth	(5) to (1)%	+4 to 8%	0 to +4%

Cost guidance	3rd quarter 2011		Full year 2011
CASM ex fuel – year over year growth	+14 to 16%		+10 to 12%

Fixed fee and other revenue guidance	3rd quarter 2011
Fixed fee revenue and other revenue (millions)	$11 to $13

CASM ex fuel – cost per available seat mile excluding fuel expense

•	An operating fleet of 51 MD-80 and one 757 aircraft through the 3rd quarter of 2011.

•	2011 capital expenditures of approximately $140 million.

Allegiant Travel Company will host a conference call with analysts at 4:30 East Coast time today, August 1st, 2011, to discuss its 2nd quarter 2011 financial results. A live broadcast of the conference call will be available via the Company’s Investor Relations website homepage at http://ir.allegiant.com. The webcast will also be archived in the “Events & Presentations” section of the website.

About the Company
Las Vegas-based Allegiant Travel Company (NASDAQ: ALGT) is focused on linking travelers in small cities to major leisure destinations such as Las Vegas, Orlando, Fla., Tampa/St. Petersburg, Fla., Phoenix-Mesa, Los Angeles and Fort Lauderdale, Fla. Through its subsidiary, Allegiant Air, the Company operates a low-cost, high-efficiency, all-jet passenger airline offering air travel both on a stand-alone basis and bundled with hotel rooms, rental cars and other travel related services.  ALGT/G

Media Inquiries: Jordan McGee +1-702-589-7260
mediarelations@allegiantair.com

Investor Inquiries: Chris Allen +1-702-851-7365
ir@allegiantair.com

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include our statements regarding future unit revenue, future maintenance expenses, future operating expense, our ability to obtain regulatory approval to operate our 757 aircraft in extended overwater operations, our expected progress on reconfiguration of our MD-80 aircraft, ASM growth, departure growth, fleet growth,  fixed-fee and other revenues and expected capital expenditures, as well as other information concerning future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," “guidance,” "anticipate," "intend," "plan," "estimate", “project”, “hope”  or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause our results to differ materially from those expressed in the forward-looking statements generally may be found in our periodic reports filed with the Securities and Exchange Commission at www.sec.gov. These risk factors include, without limitation, the effect of the economic downturn on leisure travel, increases in fuel prices, terrorist attacks, risks inherent to airlines, demand for air services to our leisure destinations from the markets served by us, our ability to implement our growth strategy, unionization efforts, our dependence on our leisure destination markets, our ability to add, renew or replace gate leases, our competitive environment, problems with our aircraft, dependence on fixed fee customers, our reliance on our automated systems, economic and other conditions in markets in which we operate, aging aircraft and other governmental regulation, increases in maintenance costs and cyclical and seasonal fluctuations in our operating results.

Any forward-looking statements are based on information available to us today and we undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Detailed financial information follows:

Allegiant Travel Company
Consolidated Statements of Income
Three Months Ended June 30, 2011 and 2010
(in thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Percent
	2011	2010	change
OPERATING REVENUE:
Scheduled service revenue	$133,309	$107,452	24.1
Ancillary revenue:
Air-related charges	45,991	43,501	5.7
Third party products	8,291	7,152	15.9
Total ancillary revenue	54,282	50,653	7.2

Fixed fee contract revenue	9,470	9,903	(4.4)
Other revenue	3,388	342	890.6
Total operating revenue	200,449	168,350	19.1

OPERATING EXPENSES:
Aircraft fuel	86,454	62,222	38.9
Salary and benefits	29,884	26,764	11.7
Station operations	16,553	15,493	6.8
Maintenance and repairs	20,132	14,669	37.2
Sales and marketing	5,407	4,118	31.3
Aircraft lease rentals	330	571	(42.2)
Depreciation and amortization	10,156	8,351	21.6
Other	10,821	8,081	33.9
Total operating expenses	179,737	140,269	28.1

OPERATING INCOME	20,712	28,081	(26.2)
As a percent of total operating revenue	10.3%	16.7%
OTHER (INCOME) EXPENSE:
Earnings from unconsolidated affiliates, net	(20)	(33)	(39.4)
Interest income	(386)	(344)	12.2
Interest expense	2,235	655	241.2
Total other (income) expense	1,829	278	557.9

INCOME BEFORE INCOME TAXES	18,883	27,803	(32.1)
As a percent of total operating revenue	9.4%	16.5%

PROVISION FOR INCOME TAXES	6,934	10,241	(32.3)

NET INCOME	$11,949	$17,562	(32.0)
As a percent of total operating revenue	6.0%	10.4%

Earnings per share to common stockholders (1):
Basic	$0.63	$0.88	(28.4)
Diluted	$0.62	$0.87	(28.7)

Weighted average shares outstanding used in computing earnings per share to common stockholders (1):
Basic	18,931	19,805	(4.4)
Diluted	19,131	20,170	(5.2)

(1) The Company's unvested restricted stock awards are considered participating securities as they receive non-forfeitable rights to cash dividends at the same rate as common stock.  The Basic and Diluted earnings per share for the periods presented reflect the two-class method mandated by accounting guidance for the calculation of earnings per share.  The two-class method adjusts both the net income and shares used in the calculation.  Application of the two-class method did not have a significant impact on the Basic and Diluted earnings per share for the periods presented.

Allegiant Travel Company
Operating Statistics
Three Months Ended June 30, 2011 and 2010
(Unaudited)

	Three months ended June 30,		Percent
	2011	2010	change*
OPERATING STATISTICS
Total system statistics
Passengers	1,559,619	1,542,110	1.1
Revenue passenger miles (RPMs) (thousands)	1,401,610	1,418,387	(1.2)
Available seat miles (ASMs) (thousands)	1,576,791	1,601,126	(1.5)
Load factor	88.9%	88.6%	0.3
Operating revenue per ASM (cents)	12.71	10.51	20.9
Operating expense per ASM (CASM) (cents)	11.40	8.76	30.1
Fuel expense per ASM (cents)	5.48	3.89	40.9
Operating CASM, excluding fuel (cents)	5.92	4.87	21.6
Operating expense per passenger	$115.24	$90.96	26.7
Fuel expense per passenger	$55.43	$40.35	37.4
Operating expense per passenger, excluding fuel	$59.81	$50.61	18.2
Departures	12,430	12,364	0.5
Block hours	28,277	28,619	(1.2)
Average stage length (miles)	848	869	(2.4)
Average number of operating aircraft during period	51.0	47.9	6.5
Total aircraft in service at period end	51	50	2.0
Average departures per aircraft per day	2.7	2.8	(3.6)
Average block hours per aircraft per day	6.1	6.6	(7.6)
Full-time equivalent employees at period end	1,559	1,639	(4.9)
Fuel gallons consumed (thousands)	26,868	27,315	(1.6)
Average fuel cost per gallon	$3.22	$2.28	41.2

Scheduled service statistics
Passengers	1,462,126	1,468,939	(0.5)
Revenue passenger miles (RPMs) (thousands)	1,323,051	1,356,693	(2.5)
Available seat miles (ASMs) (thousands)	1,438,659	1,477,455	(2.6)
Load factor	92.0%	91.8%	0.2
Departures	10,789	10,824	(0.3)
Average passengers per departure	136	136	-
Block hours	25,470	25,953	(1.9)
Yield (cents)	10.08	7.92	27.3
Scheduled service revenue per ASM (PRASM) (cents)	9.27	7.27	27.5
Total ancillary revenue per ASM (cents)	3.77	3.43	9.9
Total scheduled service revenue per ASM (TRASM) (cents)	13.04	10.70	21.9
Average fare - scheduled service	$91.17	$73.15	24.6
Average fare - ancillary air-related charges	$31.45	$29.61	6.2
Average fare - ancillary third party products	$5.68	$4.87	16.6
Average fare - total	$128.30	$107.63	19.2
Average stage length (miles)	889	910	(2.3)
Fuel gallons consumed (thousands)	24,329	24,756	(1.7)
Average fuel cost per gallon	$3.47	$2.42	43.4
Percent of sales through website during period	87.9%	88.3%	(0.4)

* except load factor and percent of sales through website, which is percentage point change

Allegiant Travel Company
Consolidated Statements of Income
Six Months Ended June 30, 2011 and 2010
(in thousands, except per share amounts)
(Unaudited)

	Six months ended June 30,		Percent
	2011	2010	change
OPERATING REVENUE:
Scheduled service revenue	$261,842	$217,886	20.2
Ancillary revenue:
Air-related charges	91,307	86,151	6.0
Third party products	15,280	12,094	26.3
Total ancillary revenue	106,587	98,245	8.5

Fixed fee contract revenue	21,492	21,170	1.5
Other revenue	3,759	686	448.0
Total operating revenue	393,680	337,987	16.5

OPERATING EXPENSES:
Aircraft fuel	165,641	119,588	38.5
Salary and benefits	60,749	52,656	15.4
Station operations	33,026	31,175	5.9
Maintenance and repairs	36,347	27,439	32.5
Sales and marketing	10,657	9,201	15.8
Aircraft lease rentals	645	1,078	(40.2)
Depreciation and amortization	20,046	17,042	17.6
Other	18,030	15,482	16.5
Total operating expenses	345,141	273,661	26.1

OPERATING INCOME	48,539	64,326	(24.5)
As a percent of total operating revenue	12.3%	19.0%
OTHER (INCOME) EXPENSE:
(Earnings) loss from unconsolidated affiliates, net	(14)	109	(112.8)
Interest income	(662)	(755)	(12.3)
Interest expense	3,031	1,404	115.9
Total other (income) expense	2,355	758	210.7

INCOME BEFORE INCOME TAXES	46,184	63,568	(27.3)
As a percent of total operating revenue	11.8%	18.8%

PROVISION FOR INCOME TAXES	17,082	23,406	(27.0)

NET INCOME	$29,102	$40,162	(27.5)
As a percent of total operating revenue	7.4%	11.9%

Earnings per share to common stockholders (1):
Basic	$1.53	$2.02	(24.3)
Diluted	$1.52	$1.99	(23.6)

Weighted average shares outstanding used in computing earnings per share to common stockholders (1):
Basic	18,920	19,805	(4.5)
Diluted	19,116	20,070	(4.8)

(1) The Company's unvested restricted stock awards are considered participating securities as they receive non-forfeitable rights to cash dividends at the same rate as common stock.  The Basic and Diluted earnings per share for the periods presented reflect the two-class method mandated by accounting guidance for the calculation of earnings per share.  The two-class method adjusts both the net income and shares used in the calculation.  Application of the two-class method did not have a significant impact on the Basic and Diluted earnings per share for the periods presented.

Allegiant Travel Company
Operating Statistics
Six Months Ended June 30, 2011 and 2010
(Unaudited)

	Six months ended June 30,		Percent
	2011	2010	change*
OPERATING STATISTICS
Total system statistics
Passengers	3,100,240	2,979,569	4.0
Revenue passenger miles (RPMs) (thousands)	2,851,721	2,792,143	2.1
Available seat miles (ASMs) (thousands)	3,194,577	3,158,312	1.1
Load factor	89.3%	88.4%	0.9
Operating revenue per ASM (cents)	12.32	10.70	15.1
Operating expense per ASM (CASM) (cents)	10.80	8.66	24.7
Fuel expense per ASM (cents)	5.19	3.79	36.9
Operating CASM, excluding fuel (cents)	5.62	4.88	15.2
Operating expense per passenger	$111.33	$91.85	21.2
Fuel expense per passenger	$53.43	$40.14	33.1
Operating expense per passenger, excluding fuel	$57.90	$51.71	12.0
Departures	24,667	24,064	2.5
Block hours	57,644	56,863	1.4
Average stage length (miles)	866	882	(1.8)
Average number of operating aircraft during period	51.0	47.1	8.3
Total aircraft in service at period end	51	50	2.0
Average departures per aircraft per day	2.7	2.8	(3.6)
Average block hours per aircraft per day	6.2	6.7	(7.5)
Full-time equivalent employees at period end	1,559	1,639	(4.9)
Fuel gallons consumed (thousands)	54,414	53,718	1.3
Average fuel cost per gallon	$3.04	$2.23	36.3

Scheduled service statistics
Passengers	2,906,324	2,825,549	2.9
Revenue passenger miles (RPMs) (thousands)	2,683,861	2,664,659	0.7
Available seat miles (ASMs) (thousands)	2,903,687	2,904,001	0.0
Load factor	92.4%	91.8%	0.6
Departures	21,392	20,905	2.3
Average passengers per departure	136	135	0.7
Block hours	51,714	51,308	0.8
Yield (cents)	9.76	8.18	19.3
Scheduled service revenue per ASM (PRASM) (cents)	9.02	7.50	20.3
Total ancillary revenue per ASM (cents)	3.67	3.38	8.6
Total scheduled service revenue per ASM (TRASM) (cents)	12.69	10.89	16.5
Average fare - scheduled service	$90.09	$77.11	16.8
Average fare - ancillary air-related charges	$31.42	$30.49	3.1
Average fare - ancillary third party products	$5.26	$4.28	22.9
Average fare - total	$126.77	$111.88	13.3
Average stage length (miles)	905	927	(2.4)
Fuel gallons consumed (thousands)	49,048	48,462	1.2
Average fuel cost per gallon	$3.29	$2.36	39.4
Percent of sales through website during period	88.9%	88.3%	0.6

* except load factor and percent of sales through website, which is percentage point change

Allegiant Travel Company
Non-GAAP Presentations
Quarters Ended June 30, 2011 and 2010
 (Unaudited)

"EBITDA" represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to net income or operating income as indicators of our financial performance or to cash flow as a measure of liquidity. EBITDA is included as a supplemental disclosure because we believe it is a useful indicator of our operating performance. Further, EBITDA is a well-recognized performance measurement that is frequently used by securities analysts, investors and other interested parties in comparing the operating performance of companies. We believe EBITDA is useful in evaluating our operating performance compared to our competitors because its calculation generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary between periods and for different companies for reasons unrelated to overall operating performance. The following represents the reconciliation of EBITDA to net income for the periods indicated below.

The SEC has adopted rules (Regulation G) regulating the use of non-GAAP financial measures. Because of our use of the non-GAAP financial measure EBITDA to supplement our consolidated financial statements presented on a GAAP basis, Regulation G requires us to include in this press release a presentation of the most directly comparable GAAP measure, which is net income, and a reconciliation of the non-GAAP measure to the most comparable GAAP measure.  Our utilization of a non-GAAP measurement is not meant to be considered in isolation or as a substitute for net income or other measures of financial performance prepared in accordance with GAAP. EBITDA is not a GAAP measurement and our use of it may not be comparable to similarly titled measures employed by other companies in the airline industry. The reconciliations to GAAP measures follow.

	Three months ended June 30,		Percent
(in thousands)	2011	2010	change
Net income	$11,949	$17,562	(32.0)
Plus (minus)
Interest income	(386)	(344)	12.2
Interest expense	2,235	655	241.2
Provision for income taxes	6,934	10,241	(32.3)
Depreciation and amortization	10,156	8,351	21.6
EBITDA	$30,888	$36,465	(15.3)